Exhibit 99.1

Joe’s Jeans Dissolves International Distribution Agreement

With Beyond Blue

LOS ANGELES, February 7, 2007 - Innovo Group Inc. (NASDAQ: INNO) today announced that its Joe’s Jeans, Inc. subsidiary has entered into a mutual dissolution agreement with Beyond Blue,  Inc. to end the Master Distribution Agreement (“MDA”) for the international distribution of the Company’s Joe’s® and Joe’s Jeans® branded products.  The parties have each reserved certain rights under the MDA in an effort to resolve outstanding issues related to certain obligations under the MDA.

Marc Crossman, Chief Executive Officer of Innovo Group, stated “We believe the decision to enter into this dissolution with Beyond Blue is in the best interests of the parties.  While we are continuing to ship to our existing international distributors within each country, we are working to establish new distributor relationships and realign certain existing relationships in an effort to grow our international business.”

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s(TM) and Joe’s Jeans® brands. Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward looking statements in this press release include, without limitation, our ability to capture international market share in the premium denim category and our expectations for our Joe’s Jeans® brand in the international marketplace.   These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, including alternatives in the international marketplace; continued acceptance of the Company’s products in the domestic or international marketplace,; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.

Dustin Huffine

323-837-3700

Integrated Corporate Relations

Investors: Brendon Frey/James Palczynski

203-682-8200